UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 21, 2017

PATTERN ENERGY GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36087	90-0893251
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

Pier 1, Bay 3

San Francisco, CA 94111

(Address and zip code of principal executive offices)

(415) 283-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01 Entry into a Material Definitive Agreement.

Second Amended and Restated Credit and Guaranty Agreement

On November 21, 2017, certain of our subsidiaries entered into a Second Amended and Restated Credit and Guaranty Agreement (the “Credit Agreement”). The Credit Agreement provides for a revolving credit facility of $440 million, decreased from the previous limit of $500 million. The Credit Agreement permits the Borrower to request increases to the facility up to the greater of $600 million and 250% of Borrower Cash Flow (as defined in the Credit Agreement), subject to receipt of commitments and other customary conditions. The facility has a five-year term and is comprised of a revolving loan facility, a letter of credit facility and a swingline facility. As of the date of this filing, letters of credit in an amount of $36.3 million have been issued under the facility and we have an outstanding drawn loan balance of $67.0 million under the facility. The facility is secured by pledges of the capital stock and ownership interests in certain of our holding company subsidiaries, in addition to other customary collateral.

Interest Rate and Fees

The loans under our revolving credit facility are base rate loans, Eurodollar rate loans, Canadian prime rate loans or CDOR rate loans. The base rate loans accrue interest at the fluctuating rate per annum equal to the greatest of the (i) the U.S. dollar prime rate, (ii) the federal funds rate plus 0.50% and (iii) the Eurodollar rate that would be in effect for a Eurodollar rate loan with an interest period of one month plus 1.0%, plus an applicable margin ranging from 0.625% to 0.875% (corresponding to applicable leverage ratios of the borrowers). The Eurodollar rate loans accrue interest at a rate per annum equal to LIBOR, as published by Reuters plus an applicable margin ranging from 1.625% to 1.875% (corresponding to applicable leverage ratios of the borrowers). The Canadian prime rate loans accrue interest at a fluctuating rate per annum equal to the greater of (i) the Canadian dollar prime rate and (ii) the average CDOR rate for a 30 day term plus 0.50%, plus an applicable margin ranging from 0.625% to 0.875% (corresponding to applicable leverage ratios of the borrowers). The CDOR rate loans accrue interest at a rate per annum equal to CDOR, as published by Reuters plus an applicable margin ranging from 1.625% to 1.875% (corresponding to applicable leverage ratios of the borrowers). Under the facility, we pay a revolving commitment fee equal to a percentage per annum determined by reference to the leverage ratio of the borrowers, ranging from 0.30% to 0.50%. We also pay letter of credit fees.

Maintenance Covenants

Our revolver requires the subsidiary borrowers to maintain a leverage ratio (the ratio of borrower debt to borrower cash flow) that does not exceed 5.50:1.00 and an interest coverage ratio (the ratio of borrower cash flow to borrower interest expense) that is not less than 1.75:1.00.

Distribution Conditions

Certain of our subsidiaries are subject to usual and customary affirmative and negative covenants under our revolving credit facility. Specifically, with limited exceptions, such subsidiaries are prohibited from distributing funds to us unless the following conditions are met: (i) no event of default under the corporate credit facility has occurred and is continuing or would be caused by such distribution and (ii) the corporate credit facility borrowers are in compliance with the leverage ratio test and the interest coverage ratio test, both before and after giving effect to such declaration.

Prepayments, Certain Covenants and Events of Default

Our revolving credit facility also has customary covenants, prepayment provisions and events of default.

Deferred Restricted Stock Unit Agreement

The form of deferred restricted stock unit (“DRSU”) agreement which may be issued under our Amended and Restated 2013 Equity Incentive Award Plan has been revised to permit the issuance of fractional DRSUs. Upon settlement of the DRSUs into shares, only a whole number of shares would be issued, and any fractional amount of a DRSU would be paid out in cash.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See description under Item 1.01 – Second Amended and Restated Credit and Guaranty Agreement above.

Item 9.01. Financial Statements and Exhibits.

d. Exhibits

Exhibit Number	Description
10.1	Second Amended and Restated Credit and Guaranty Agreement dated November 21, 2017
10.2	Form of Deferred Restricted Stock Unit Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Pattern Energy Group Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 22, 2017

PATTERN ENERGY GROUP INC.

By:	/s/ Kim H. Liou
Name: Kim H. Liou
Title: Secretary